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                                                                    EXHIBIT 99.6

                                 FIRST AMENDMENT
                                     OF THE
                           LAIDLAW INTERNATIONAL, INC.
                    NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

      THIS FIRST AMENDMENT is made on July 27, 2006, by LAIDLAW INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the Company maintains the Laidlaw International, Inc. Non-Employee Director Compensation Policy (the "Policy") to set forth the policy of the Company with respect to the compensation of its non-employee directors, originally effective as of November 19, 2003;

      WHEREAS, the Company wishes to amend the Policy to comply with, and make changes permitted by, the American Jobs Creation Act of 2004 and the rules and regulations promulgated thereunder ("AJCA");

      WHEREAS, to the extent applicable, this amendment is intended as good faith compliance with the requirements of the AJCA and shall be further amended, if necessary, upon the release of final Treasury regulations to be issued under
Section 409A of the Internal Revenue Code; and

      WHEREAS, this amendment shall supersede the provisions of the Policy to the extent those provisions are inconsistent with the provisions of this amendment.

      NOW, THEREFORE, the Company does hereby amend the Policy, effective as of January 1, 2005, except as otherwise provided herein, as follows:

1. By deleting the definition of "Disabled" in Section 1.3 and substituting therefor the following:

            "Disabled means a Non-Employee Director's inability to engage in any substantial activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months."

2. By deleting the existing Section 5.2 in its entirety and substituting therefor the following:

            "5.2 Deferral of Restricted Share Distribution. Effective for Restricted Shares granted on or after January 1, 2005, a Non-Employee Director may make an irrevocable Deferral Election, on such forms as the Committee may prescribe, to surrender all or any whole percentage of any Restricted Shares granted under Article IV and to have his or her Deferral Account (as described in Section 5.5) credited with an equal number of Common Shares (hereinafter, the "Deferral Shares") as of the date of such election (the

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      "Election Date"). If the Restricted Shares are subject to a forfeiture condition requiring the Non-Employee Director's continued service for a period of at least 12 months, such Deferral Election must be made on or before the thirtieth (30th) day after the Annual Grant Date applicable to the Restricted Shares, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. If the Restricted Shares are not subject to a forfeiture condition requiring the Non-Employee Director's continued service for a period of at least 12 months, such Deferral Election must be made before the beginning of the calendar year in which the Annual Grant Date applicable to the Restricted Shares occurs. As of the Election Date, the Non-Employee Director shall no longer have voting and dividend rights with respect to the Restricted Shares surrendered."

3. By deleting the existing Section 5.4 in its entirety and substituting therefor the following:

            "5.4 Redeferral Election. A Non-Employee Director may make an irrevocable Redeferral Election to extend a Distribution Date at such time and on such forms as the Committee may prescribe; provided, however, that
      (i) such Redeferral Election must be made at least 12 months prior to the date the previously elected Distribution Date is to occur; (ii) such Redeferral Election may not take effect until at least 12 months after the date on which the election is made; and (iii) the new Distribution Date must be no earlier than five (5) years from the previously elected Distribution Date."

4. By deleting the existing Section 5.8 in its entirety and substituting therefor the following:

            "5.8 Distribution of Deferral Account. A Non-Employee Director's Deferral Account will be distributed to the Non-Employee Director or applicable Beneficiary within 30 days after the Distribution Date or, if earlier, the date on which the Non-Employee Director dies or becomes Disabled or there occurs a Change in Control; provided, however, that the Change in Control constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder. To the extent vested as provided in Section 5.7, distribution of Deferral Accounts holding Deferral Shares shall be made in a lump sum payment of Common Shares equal to the number of Deferral Shares accumulated in the Deferral Accounts on the Distribution Date and distributions of Deferral Accounts holding deferred cash compensation pursuant to Section 5.1 shall be made in a lump sum payment in cash. Dividend Equivalents held in the Deferral Accounts shall in all cases be paid on the Distribution Date in a lump sum in cash."

      Except as specifically amended hereby, the Policy shall remain in full force and effect prior to this First Amendment.

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      IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.

                                LAIDLAW INTERNATIONAL, INC.


                                By: /s/ KEVIN BENSON
                                    --------------------------------------------

                                Title: President and Chief Executive Officer
                                       -----------------------------------------

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